Exhibit 10.6
This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.
EOG RESOURCES, INC.
RESTRICTED STOCK UNIT AWARD AGREEMENT
Grantee: [NAME] [EMPLOYEE ID]
Congratulations! You have been granted an Award of EOG Resources, Inc. Restricted Stock Units as follows:

Date of Grant:	[GRANT DATE]
Restricted Stock Units awarded under this Grant:	[# SHARES]
This Restricted Stock Unit Grant is governed by the terms and conditions of the EOG Resources, Inc. 2008 Omnibus Equity Compensation Plan (the “Plan”), which is hereby made a part of this Agreement. A copy of the Plan is available upon request to the Human Resources Department of EOG Resources, Inc. (the “Company”). All capitalized terms that are not defined in this Agreement have the meanings ascribed to them under the Plan. Under the terms of this Agreement and the Plan, a Restricted Stock Unit ledger account will be maintained by the Company until you become vested in the Restricted Stock Units. You will have no voting rights with respect to the Company common stock represented by such Restricted Stock Units until such time as the common stock is issued to you.
The Compensation Committee of the Board of Directors of the Company pursuant to the Plan, hereby grants to you, the above-named Grantee, effective as of the Date of Grant set forth above, a Restricted Stock Unit Grant in accordance with the terms set forth below.
Assuming your continuous employment with the Company or an Affiliate, this Award shall vest on [Five year anniversary of grant date] and the shares of common stock represented by the Restricted Stock Units awarded hereunder shall be distributed on the first business day following [Five year anniversary of grant date] (or as soon as administratively practicable thereafter). Except as provided below, if your employment with the Company or an Affiliate does not continue until [Five year anniversary of grant date], this Award shall terminate and all Restricted Stock Units awarded hereunder shall be forfeited and canceled. If your employment with the Company or an Affiliate terminates due to death, Disability, Retirement after attaining age 62 with at least five years of service with the Company, or upon a Change in Control of the Company (as described in Article XIII of the Plan) on or before [Five year anniversary of grant date], all forfeiture restrictions on the Restricted Stock Units awarded hereunder shall lapse. In the event of your death on or before [Five year anniversary of grant date], all shares of common stock represented by the Restricted Stock Units awarded hereunder shall be distributed to your beneficiary as soon as administratively practicable following your date of death. In the event of your termination of employment due to Disability, Retirement after attaining age 62 with at least five years of service with the Company, or termination of employment following a Change in Control of the Company (as defined in the Plan), such termination or Retirement occurring on or before [Five year anniversary of grant date], and subject to the six-month delay applicable to specified employees described under “Section 409A” below, all shares of common stock represented by the Restricted Stock Units awarded hereunder shall be distributed to you as soon as administratively practicable following your date of termination or Retirement. If your employment with the Company or an Affiliate terminates voluntarily and your termination is designated in writing by the Company as a Company-approved Retirement prior to age 62 with at least five years of service with the Company (a condition of which shall include your entering into a six-month noncompetition agreement with the Company), for each whole year that has passed since [Grant Date] you shall be eligible to receive a distribution of 20% of the shares of common stock represented by the Restricted Stock Units awarded hereunder, which stock will be distributed to you six months following the effective date of such Company-approved Retirement; provided that you do not violate the provisions of your noncompetition agreement, in which case, under the terms of this Agreement, all Restricted Stock Units shall be forfeited and canceled. In the event of Involuntary Termination for any reason other than performance reasons prior to [Five year anniversary of grant date], for each whole year that has passed since [Grant Date] you shall be eligible to receive a distribution of 20% of the shares of common stock represented by the Restricted Stock Units, which stock will be distributed to you as soon as administratively practicable following the effective date of such Involuntary Termination, subject to the six-month delay applicable to specified employees described under “Section 409A” below. In the event of Involuntary Termination for performance reasons, Termination for Cause, or voluntary termination prior to [Five year anniversary of grant date], all Restricted Stock Units awarded hereunder shall be forfeited and canceled.
Section 409A. The Plan and this Agreement are intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and shall be administered such that any payment, settlement or deferrals of amounts under this Agreement shall not be subject to the excise penalty tax applicable under Section 409A. Accordingly, if you are determined by the Company, in its sole discretion, to be a “specified employee” of the Company (as that phrase is defined for purposes of Section 409A) on the date of your termination of employment or Retirement prior to [Five year anniversary of grant date], any stock distributable to you under this Agreement shall be distributed to you no earlier than six months following such Retirement or termination of employment, or, if earlier, your death.